Exhibit 99.2

Mill City Ventures III, Ltd. Enters into Letter of Intent to Acquire Digital Cash Processing, Inc.

Minneapolis, MN – December 17, 2020 - Mill City Ventures III, Ltd. (“Mill City”), a specialty finance company and non-bank lender, entered into a letter of intent for a merger transaction with Digital Cash Processing, Inc. (“DCP”), a financial technology company providing an array of transaction processing services in the digital cash solutions industry. The letter of intent contemplates Mill City’s acquisition of DCP through a reverse triangular merger, and the contemporaneous spin-off of Mill City’s current lending operations. The letter of intent is non-binding and obligates the parties to work cooperatively and in good faith to negotiate, execute and deliver a definitive merger agreement governing the transaction. Mill City anticipates that the merger, should it occur, will involve the renaming of the company as “Digital Cash Processing, Inc.”

Presently, DCP’s service offerings include:

•	Processing services for the ATM, gaming and ecommerce businesses;

•	ATM bitcoin processing; and

•	Mastercard issuances

About Mill City Ventures III, Ltd.

Founded in 2007, Mill City Ventures III, Ltd., is a specialty finance company providing short-term non-bank lending. Additional information can be found at www.sec.gov or www.millcityventures3.com.

About Digital Cash Processing, Inc.

Originally founded as Innovative Computer Professionals, Inc. in 1996, Digital Cash Processing, Inc. is a transaction-processing business providing services to the ATM, gaming and ecommerce industries, among others. More information can be found at www.icp-inc.com.

Contact:

Joseph A. Geraci, CFO

Mill City Ventures III, Ltd.

952-479-1920